Exhibit 10.9

December 11, 2006

Lenders under the Credit Agreement
with M/I Homes, Inc.

     Re: Second Amended and Restated Credit Agreement (the “Credit
Agreement”) dated October 6, 2006 with M/I Homes, Inc.
(the “Company”)

Ladies and Gentlemen:

We are submitting for your approval two proposed amendments of the Company’s Credit Agreement.

First, as you are aware, market conditions have caused many major homebuilders to write down the values of land and to elect not to exercise land purchase options. If these non-cash losses are used to reduce EBITDA, they could have an adverse effect on the homebuilder’s compliance with interest coverage or debt service coverage requirements in its revolving credit agreement.

Many of the existing credit agreements with homebuilders provide for an adjustment either in net income or in EBITDA that results in the exclusion of such non-cash losses from the computation, thereby eliminating the potential adverse effect upon the coverage ratios, but the Credit Agreement with the Company does not so provide.

In order to make the Credit Agreement more consistent with the provisions of credit agreements for many other major homebuilders, we have approved and are hereby recommending for your approval that the definition of EBITDA in the Credit Agreement be amended to read as follows:

“EBITDA” shall mean, for any rolling twelve (12)-month period, on a consolidated basis for Borrower and its Subsidiaries, the sum of the amounts for such period of (a) Consolidated Earnings, plus (b) charges against income for federal, state and local income taxes, plus (c) Consolidated Interest Expense, plus (d) depreciation and amortization expense, plus (e) extraordinary losses, plus (f) all other non-cash expenses included in the determination of Consolidated Earnings for such period, all determined in accordance with GAAP, minus (x) interest income, minus (y) all extraordinary gains, minus (z) all other non-cash credits included in Consolidated Earnings for such period, all determined in accordance with GAAP. EBITDA shall include net income from Joint Ventures only to the extent distributed to Borrower or a Subsidiary.

Second, the Company’s Credit Agreement currently provides that the Borrowing Base must equal or exceed “Borrowing Base Indebtedness.” The first component of Borrowing Base Indebtedness is “Consolidated Indebtedness,” which in turn includes a pro rata share of Indebtedness of any Joint Venture. Since the Borrowing Base does not include assets of any

Joint Venture, the Company has requested that Indebtedness of Joint Ventures likewise be excluded from Borrowing Base Indebtedness. Accordingly, we have approved and are recommending for your approval that the definition of Borrowing Base Indebtedness be amended to read as follows:

“Borrowing Base Indebtedness” shall mean at any date (i) the sum of (a) Consolidated Indebtedness and (b) an amount equal to ten percent (10%) of the aggregate commitment under the M/I Financial Corp. Loan Agreement, less (ii) the sum of (a) Secured Indebtedness, (b) Subordinated Indebtedness, (c) Indebtedness under the M/I Financial Corp. Loan Agreement, and (d) to the extent included in Consolidated Indebtedness, the Borrower’s and its Subsidiaries’ pro rata share of Indebtedness of any Joint Venture in respect of which Borrower or any of its Subsidiaries has made an Investment in Joint Venture, all as of such date.

For your assistance, we have attached blackline comparisons of these amended definitions and the current definitions.

Please confirm your agreement to these amendments of the Credit Agreement by signing a copy of this letter and sending (not later than Friday, December 22, 2006) one fax and two originals of the signed letter to our counsel:

Robert J. Maganuco
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Telephone: 312-853-7598
Facsimile: 312-853-7036
rmaganuco@sidley.com

Thank you again for your support.

JPMorgan Chase Bank, N.A.,
as Administrative Agent

By:

Agreed to this _____

day of December, 2006
By:
[Name of Lender]

By:
Name:
Title:

Blackline Comparison of
Amended and New Definitions

“EBITDA” shall mean, for any rolling twelve (12)-month period, on a consolidated basis for Borrower and its Subsidiaries, the sum of the amounts for such period of (a) Consolidated Earnings, plus (b) charges against income for federal, state and local income taxes, plus (c) Consolidated Interest Expense, plus (d) depreciation and amortization expense, plus (e) extraordinary losses ~~exclusive of any such losses that are attributable to the write down revaluation of assets (including the establishment of reserves),~~  plus (f) all other non-cash expenses included in the determination of Consolidated Earnings for such period, all determined in accordance with GAAP, minus (x) interest income, minus (y) all extraordinary gains, minus (z) all other non-cash credits included in Consolidated Earnings for such period, all determine in accordance with GAAP.  EBITDA shall include net income from Joint Ventures only to the extent distributed to Borrower or a Subsidiary.

“Borrowing Base Indebtedness” shall mean at any date (i) the sum of (a) Consolidated Indebtedness and (b) an amount equal to ten percent (10%) of the aggregate commitment under the M/I Financial Corp. Loan Agreement, less (ii) the sum of (a) Secured Indebtedness, (b) Subordinated Indebtedness ~~and~~. (c) Indebtedness under the M/I Financial Corp. Loan Agreement, and (d) to the extend included in Consolidated Indebtedness, the Borrower’s and its Subsidiaries’ pro rata share of Indebtedness of any Joint Venture in respect of which Borrower or any of its Subsidiaries has made an Investment in Joint Venture, all as of such date.